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SUBJECT TO COMPLETION, DATED APRIL 29, 2013

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-181057

Prospectus supplement
(To prospectus dated May 22, 2012)

$174,000,000

Central European Media Enterprises Ltd.

Class A Common Stock

We are offering a number of shares of our Class A Common Stock, par value $0.08 (the "Class A Common Stock"), that, based on the public offering price, will raise gross proceeds of $174,000,000. Time Warner Media Holdings B.V. ("Time Warner"), an affiliate of Time Warner Inc. and our largest shareholder, has confirmed to us that it intends to exercise its preexisting contractual preemptive right to purchase 49.9% of the number of shares of our Class A Common Stock sold in this offering at the public offering price set forth below, subject to certain limitations. Subject to the consummation of this offering, a regulatory approval and certain other conditions, Time Warner has also committed to purchase 200,000 shares of our Series B Convertible Redeemable Preferred Stock, par value $0.08 per share (the "Series B Convertible Redeemable Preferred Shares"), a new series of our preferred stock, in a private placement at a price equal to $1,000 per share for an aggregate purchase price of $200,000,000. In addition, depending on the amount of gross proceeds we raise from this offering, Time Warner may purchase from us additional Series B Convertible Redeemable Preferred Shares. See "Time Warner's Exercise of Contractual Preemptive Right" on page S-20 and "Time Warner's Purchase of Series B Convertible Redeemable Preferred Shares" beginning on page S-21.

Shares of our Class A Common Stock are listed on both the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV". On April 26, 2013, the last reported sale price of shares of our Class A Common Stock on the NASDAQ Global Select Market was $4.36 per share.

Investing in shares of our Class A Common Stock involves risks. You should fully consider the risk factors included herein beginning on page S-13 and in our most recent periodic reports filed with the U.S. Securities and Exchange Commission, which are incorporated by reference herein and in the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses(2)	$	$

(1)    Underwriting discounts and commissions will be paid only with respect to shares not allocated to Time Warner.

(2)    Time Warner is expected to purchase 49.9% of the shares of our Class A Common Stock offered hereby.

We have granted the underwriters an option for a period of 30 days to purchase from us: (i) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to investors other than Time Warner at the public offering price, less the underwriting discounts and commissions; and (ii) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to Time Warner at the public offering price, which will be allocated exclusively to Time Warner in satisfaction of its contractual preemptive right. See "Time Warner's Exercise of Contractual Preemptive Right" and "Time Warner's Purchase of Series B Convertible Redeemable Preferred Shares."

We expect that delivery of the shares of our Class A Common Stock to investors will be made on or about May                            , 2013.

Sole Bookrunner

J.P. Morgan

Co-Manager

Erste Group

The date of this prospectus supplement is May      , 2013.

S-i

About this prospectus supplement

You should read this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, carefully before you invest in shares of our Class A Common Stock. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of shares of our Class A Common Stock. The accompanying prospectus contains information about shares of our Class A Common Stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in or incorporated by reference in this prospectus supplement is inconsistent with the information contained in or incorporated by reference in the accompanying prospectus, the information in or incorporated by reference in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See "Where You Can Find More Information."

We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (the "SEC"). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell shares of our Class A Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Unless the context otherwise indicates, the terms "CME," "we," "us," and "our" refer to Central European Media Enterprises Ltd. and our subsidiaries.

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of our Class A Common Stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and shares of our Class A Common Stock offered hereby, reference is made to the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges.

S-ii

 Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference herein is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC prior to the termination or completion of this offering, modifies or replaces such information.

The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

•
our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 27, 2013;

•
our Current Report on Form 8-K filed with the SEC on April 5, 2013; and

•
the description of our Class A Common Stock contained in our registration statement on Form 8-A filed on September 14, 1994, and any subsequent amendments or reports filed for the purpose of updating such description.

All documents that we file after the date of this prospectus supplement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K) and prior to the termination of the offering of shares of our Class A Common Stock hereby will be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement and any previously filed document.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (including the exhibits to such documents which are specifically incorporated by reference in such information); we will provide this information at no cost to the requester upon written or oral request to:

CME Media Services Limited
Attn: Corporate Secretary
Krizeneckeho namesti 1078/5
152 00 Prague 5
Czech Republic
+420-242-465-525

We also maintain a website at http://www.cme.net through which you can obtain copies of documents that we filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus supplement or the accompanying prospectus.

S-iii

 Forward-looking statements

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "anticipate," "expect," "plan," "estimate," "forecast," "intend" and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors" beginning on page S-13 and in our Annual Report on Form 10-K for our most recent fiscal year, as well as the following:

•
the effect of the economic downturn and Eurozone instability in our markets and the extent and timing of any recovery;

•
our ability to access external sources of capital in light of our current severe liquidity constraints;

•
decreases in TV advertising spending and the rate of development of the advertising markets in the countries in which we operate;

•
the extent to which our debt service obligations restrict our business;

•
our success in implementing our initiatives to diversify and enhance our revenue streams;

•
our ability to make cost-effective investments in television broadcast operations, including investments in programming;

•
our ability to develop and acquire necessary programming and attract audiences;

•
changes in the political and regulatory environments where we operate and application of relevant laws and regulations; and

•
the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus supplement and the documents incorporated by reference herein. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

S-iv

Summary

The following summary may not contain all of the information you should consider before investing in shares of our Class A Common Stock and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including the risks set forth under the caption "Risk Factors" in this prospectus supplement and in the documents incorporated by reference herein, and in the information set forth under the caption "Where You Can Find More Information."

Our company

We are a media and entertainment company operating in Central and Eastern Europe with 34 free-to-air and subscription television channels primarily in six countries: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. All of these countries are members of the European Union except for Croatia, which is an accession candidate country and expected to become a full member in July 2013. We broadcast to approximately 50 million people across our six main markets, which had estimated combined television advertising spending of approximately $953 million in the year ended December 31, 2012. We are one of the leading producers of fiction and non-fiction content in the countries in which we operate.

Our revenues are primarily generated through the sale of advertising on our television channels. Our main general entertainment television channels in each of our main markets are distributed on a free-to-air basis terrestrially in analog, digital or both, depending on the digitalization status in each country, and are also distributed via cable and satellite. Our other channels are generally distributed via cable and satellite. Our content business focuses on the development and production of content for our television channels and distribution of content to third-parties, both within our markets and globally. Our new media operations comprise a portfolio of more than 70 websites and our video-on-demand service, Voyo, which offers premium, locally-produced content and local and foreign films to subscribers in each of our main markets. We believe that the size of our subscriber base makes Voyo the leading video-on-demand distribution platform in our main markets.

We are committed to maintaining our leadership in audience and market shares across all our broadcast operations, which provides us with a significant competitive advantage in each of our main markets.

2012 Prime time audience share and market share

Q1 2013 Prime time audience share and market share

We believe delivering content that consistently generates high audience shares is crucial to maintaining the success of our broadcast operations. While content acquired from Hollywood studios remains popular, our audiences increasingly demand content that is produced in their local language and reflects their society, attitudes and culture. Our business is further supported by our new media operations, which are a strong platform for distributing content and serve as an effective marketing tool for our television channels. We believe that Voyo is a key component in building the online paid content market in our territories and will greatly enhance our reach and allow us to further monetize our audience in each of our main markets.

CME competitive strengths

Strong local content production—Ownership of content and its use across multiple distribution platforms is the cornerstone of our strategy. Our content operations reflect our strategic response to the increasing importance of locally generated content in our markets. We believe that popular local content has become more important in safeguarding market share and allowing us to diversify our revenue streams. We use our creative resources to develop some of the most popular original content in our markets for distribution across the entire spectrum of existing and emerging platforms to bring greater diversification of revenues.

Moreover, having the ability to produce our own local content provides us with leverage in our negotiations with third-party content providers, which in turn helps to control programming costs and increase our flexibility.

Market leading presence in the major distribution windows—We are the broadcast market leader in terms of audience share and television advertising market share in our six main markets. We operate the leading channel, in terms of prime time audience share, in each of these markets, and we support our main channels with a portfolio of thematic channels targeted at the key audience segments. In addition, at the date of this prospectus supplement, Voyo has already exceeded 100,000 subscribers and we believe that this platform will greatly enhance our reach and allows us to further monetize our audience in each country through paid online content. We believe that our market-leading positions will enable us to take advantage of a gradual recovery of consumer spending in our markets, which is expected to follow an eventual recovery of GDP in such markets.

Leading media brands—We believe we are able to charge premium prices for advertising because of our unique ability to reach larger audiences than our competitors due to the long-standing strength of the audience ratings in our main markets. We have developed market-leading brands on the back of this strength, which helps us maintain our audience ratings. We have translated this high audience share into an even higher share of television advertising spending. Our power ratio, which is the ratio of advertising revenue share to prime time audience share, averaged 1.7 in 2012, ranging from 1.5 in Bulgaria to 2.0 in Romania, and averaged 1.6 in the first quarter of 2013, ranging from 1.2 in the Czech Republic to 2.0 in Romania.

Our people—Our market leading positions enable us to recruit and retain leading talent, including writers, producers, actors and executives.

High barriers to entry—We have built an asset base of people, brands, content production, distribution assets and new media properties that we believe cannot easily or cheaply be replicated or acquired by competitors, which in turn has enabled us to secure and maintain audience share leadership positions in each of our main markets. Our historic investments in content production and our library of local programming, produced in-house, combined with our experience in creating and producing such programming, give us an on-going competitive strength and an audience share leadership position in our markets. The high costs associated with launching and operating new television channels with offerings comparable to ours make it difficult for new players to enter these markets. We are also able to leverage our existing infrastructure and resources to launch additional thematic channels at relatively low incremental cost. Entry to our markets is further constrained due to the limited size of the markets compared to the fixed costs required to establish a competitive offering. We believe the investment required by new entrants is not attractive relative to the potential returns. We believe that our leading positions in our main markets, the strength of our brands, our capabilities in producing original popular and cost-effective content and our already developed broadcasting infrastructure place us in a solid position to manage increased competition and to compete effectively as new platforms and technologies are launched.

Our strategy

Historically, our strong positions in our markets based on brand strength, audience leadership, the depth and experience of local management and our expertise in the production of local content have supported price leadership and strong margins and operating cash flows. These competitive advantages have permitted our operations some measure of resilience in the current economic downturn and should provide the opportunity for us to benefit as and when economic growth resumes in our markets. We are focused on enhancing the performance of our business over the short and medium term. The main elements of our strategy are as follows:

Strengthen our content—Content, and in particular local content, is fundamental to our business. We have been successful in capturing audience share in our markets by using high quality local fiction and non-fiction content produced by us to supplement acquired programming from leading Hollywood studios and independent production companies. We plan to continue developing premium local content to secure audience share and market share leadership.

Deliver content over multiple distribution platforms—The number of ways in which viewers can receive television content is rapidly increasing. Developments in mobile and digital technologies will create additional opportunities to utilize content. We plan to increase our output of local content and leverage our popular content across multiple distribution platforms, such as new direct-to-home, Internet-based and mobile platforms to reach those audiences or paid and subscription channels via DTT or the Internet.

Maintaining or increasing market share leadership—As the leader in terms of audience share and television advertising market share in our core markets, we are able to secure a majority of the television advertising revenues in our markets. We intend to continue to maintain sufficient investment in programming through local content production, foreign acquisitions and new channel development to protect our audience share leadership and the strength of our brands.

Driving growth through price initiatives—We aim to reverse the trend of falling advertising prices during the past four years in order to continue to invest in local content and new channels to match the expectations of our viewers, which helps generate the audience ratings that make our channels the preferred source for advertisers seeking to reach their customers. We believe that we are one of the most important providers of advertising space in the markets in which we operate. Many of our markets have much lower levels of advertising spending per capita than seen in Western European and U.S. markets. In addition, television advertising constitutes a higher proportion of total advertising than in Western European and U.S. markets. We believe that our leading audience shares and our attractive audience demographics will continue to support increases in advertising rates and the growth of advertising revenues from our operations when television advertising markets return to growth. We also seek to obtain a larger share of the revenues that the carriers receive from distributing our channels through cable, satellite and IPTV.

Continue to identify and develop additional revenue streams in order to diversify our sources of revenue and enhance our profitability—We actively seek to expand our revenue streams from television advertising, Internet advertising, content licensing fees as well as subscription revenues, and capture additional revenues from product placement, pay-per-view and subscription TV channels and our video-on-demand service. We believe that this will enable us to continue to improve our prospects for growth of the business as the markets in which we operate and media consumption patterns continue to evolve. As a market leader, we are in a stronger position to monitor developments in the market and successfully launch new products and services as disruptive trends emerge.

Maintaining our operating leverage—In the last several years, we have been disciplined in monitoring our costs base and controlling costs without putting our market leading positions in jeopardy. We plan to continue to control our costs, which will allow us to take greater advantage of the television advertising market recovery that is expected to occur when the economies in our region, and the Eurozone in general, return to sustainable growth.

Optimizing our capital structure to help generate positive free cash flows—The successful consummation of this offering and the Series B Private Placement and the application of the net proceeds received therefrom as described in "Use of Proceeds" would enable us to decrease our net debt from $1,066,165,000 as of March 31, 2013 on an actual basis to net debt of approximately $730,317,000, which produces a net debt leverage ratio of 8.1x on a pro forma basis. Our net leverage ratio as of any date of determination is our ratio of net debt to reported OIBDA for the immediately preceding twelve-month period.

Future trends

The outlook for our markets remains uncertain and European economic officials have expressed an expectation that growth in the Eurozone will be slow for several years to come. We currently expect GDP of the countries in which we operate to remain flat or grow slightly in 2013, with variations from country to country in the timing and strength of recovery.

We believe the behavior of the television advertising markets during the first three months of 2013 in the countries in which we operate was driven primarily by advertisers trying to reach the same number of consumers as previous periods, but at lower advertising prices. We remain committed to our pricing initiatives. Our strategy for success can be measured on four priorities: improving product performance and audience shares, achieving advertising and carriage fee price increases, reducing costs through our operating model optimization and securing sufficient liquidity.

One of our key priorities is to maintain our market leadership positions. Since October 2012, we have launched three channels in the Czech Republic and two channels in the Slovak Republic to solidify our leadership positions in these territories. The investment in our new channels, together with our continued investment in locally produced content, has had a positive impact on our audience shares in these markets. We expect this to facilitate the implementation of our pricing policies.

We are focused on creating additional revenue streams, using our one content, multiple distribution model, as well as enhancing revenues generated from our television operations to reverse the trend of falling television advertising spending and the downward pressure on prices. Our challenge will be to convince advertisers to support our new sales model and pricing initiatives, enabling us to invest more in premium quality local programming and thus provide advertisers with a better audience profile. Although we are currently facing on-going challenges in the Czech Republic into the second quarter of 2013, we expect the results of our new pricing initiatives to provide a benefit to consolidated earnings during the second half of the year as our sell-out rate rises.

We intend to achieve a better return on our content by charging higher carriage fees to carriers distributing our channels on their platforms, including satellite, cable and IPTV, which better reflects the value those carriers are deriving from transmitting our channels. Our target is to reach the levels of developed markets, where carriers generally pay significantly higher fees to content providers than in our markets. In Bulgaria, successful negotiations with the leading carrier and several others are expected to lead to a two-fold increase in carriage fees in 2013. We are currently negotiating similar price increases in Romania and we expect these increases to be effective towards the middle of the year. Distribution contracts in our markets are generally up for renewal on an annual basis at various times in the year and we plan to open negotiations with carriers in other markets as these renewals occur. Overall, we intend to achieve an increase of approximately 50% in carriage fees for the year across all our operations.

We will streamline our operating model and reduce non-core cost to better execute our one content, multiple distribution strategy country-by-country. Our new operating model will help reduce our cost base going forward. We expect to incur restructuring charges of up to $20 million in 2013 to implement our initiatives and anticipate annual savings of up to $25 million from this restructuring, when completed.

We believe our business model of one content, multiple distribution, and the operating actions we are taking, including implementation of our pricing strategy, cost optimization, as well as our improved capital structure, will enable us to maintain our market leadership.

Relationship with Time Warner

Time Warner is the largest holder of shares of our Class A Common Stock and also is the sole holder of one share of our Series A Convertible Preferred Stock, par value $0.08 ("Series A Preferred Share"), which is convertible into 11,211,449 shares of our Class A Common Stock and is entitled to one vote for each such share into which it is convertible. Pursuant to the terms of that certain investor rights agreement, dated as of May 18, 2009, by and among us, Time Warner and certain other parties thereto (as amended, the "Investor Rights Agreement"), Time Warner has confirmed to us that it intends to exercise its contractual preemptive right to purchase 49.9% of the shares sold in this offering at the public offering price set forth on the cover of this prospectus supplement. See "Time Warner's Exercise of Contractual Preemptive Right."

In addition, on April 29, 2013, we agreed to issue and sell to Time Warner, and Time Warner agreed, subject to certain conditions, to purchase from us, 200,000 shares of our Series B Convertible Redeemable Preferred Shares at a price per share equal to $1,000 for an aggregate purchase price of $200,000,000. Furthermore, depending on the amount of the gross proceeds we raise from this offering, Time Warner may purchase from us additional Series B Convertible Redeemable Preferred Shares. The issuance and sale of Series B Convertible Redeemable Preferred Shares to Time Warner, which we refer to in this prospectus supplement as the "Series B Private Placement," will be conducted in a private placement under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The consummation of the Series B Private Placement is subject to a number of conditions, including, among others, consummation of this offering with no less than $75,000,000 in gross proceeds (excluding any proceeds from Time Warner's exercise of its contractual preemptive right and from the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock) and approval by our shareholders. The consummation of the Series B Private Placement is also subject to Time Warner obtaining a regulatory approval unconnected with this offering or the Series B Private Placement.

After the consummation of this offering, we intend to seek shareholder approval of the Series B Private Placement at our 2013 annual general meeting of shareholders. Subject to certain limitations, Ronald S. Lauder, on behalf of certain of his affiliates and Time Warner, has agreed to execute and deliver, or cause to be executed and delivered, to us an irrevocable proxy in respect of all of our voting securities held by Mr. Lauder, RAJ Family Partners, L.P., RSL Investments Corporation and Time Warner, which together represent 56.3% of our outstanding voting securities on the date of this prospectus supplement, to vote in favor of the issuance and sale of Series B Convertible Redeemable Preferred Shares to Time Warner. See "Time Warner's Purchase of Series B Convertible Redeemable Preferred Shares," "Risk Factors—If the gross proceeds from this offering do not equal at least the minimum amount required under the Subscription Agreement, or if our shareholders do not approve the Series B Private Placement, we may not be able to consummate the Series B Private Placement" and "—If Time Warner is unable to obtain a certain regulatory approval unconnected with the Series B Private Placement, it will not be required to consummate the Series B Private Placement."

Corporate information

Our registered office is located at O'Hara House, 3 Bermudiana Road, Hamilton HM08, Bermuda, and our telephone number is +1-441-296-1431. A subsidiary of CME maintains offices at Krizeneckého námestí 1078/5, 152 00 Prague 5, Czech Republic.

The offering

Issuer	Central European Media Enterprises Ltd., a Bermuda company.
Class A Common Stock Offered Hereby	A number of shares of Class A Common Stock that, based on the public offering price, will raise gross proceeds of $174,000,000.
Option to Purchase Additional Class A Common Stock
We have granted the underwriters an option for a period of 30 days to purchase from us: (i) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to investors other than Time Warner at the public offering price, less the underwriting discounts and commissions; and (ii) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to Time Warner at the public offering price, which will be allocated exclusively to Time Warner in satisfaction of its contractual preemptive right.
Class A Common Stock to be Outstanding after this Offering(1)	shares ( shares of our Class A Common Stock if the underwriters exercise in full their option to purchase additional shares of our Class A Common Stock).
Public Offering Price	$ per share of Class A Common Stock.
Use of Proceeds
We expect to receive $ (or $ if the underwriters exercise in full their option to purchase additional shares of our Class A Common Stock) in net proceeds from the sale of our Class A Common Stock in this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. In addition, we expect to receive $200,000,000 in gross proceeds from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares when the Series B Private Placement is consummated. We intend to use a portion of the proceeds from this offering, together with the proceeds from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares (assuming the consummation of the Series B Private Placement), in an aggregate amount of $300,000,000, to fund the repurchase or redemption of approximately $284,000,000 aggregate principal amount of our

(1)    The number of shares of our Class A Common Stock to be outstanding immediately after the offering is based on shares outstanding as of March 31, 2013 and excludes 584,000 shares issuable upon vesting of the same number of outstanding restricted stock units, an additional 2,195,250 shares reserved for issuance with respect to options granted under our Amended and Restated Stock Incentive Plan, 850,000 shares reserved for issuance under a warrant issued to Adrian Sarbu, our President and CEO, and 11,211,449 shares reserved for issuance upon the conversion of our outstanding Series A Preferred Share. Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters' option to purchase additional shares of our Class A Common Stock is not exercised.

11.625% Senior Notes due 2016 (the "2016 Fixed Rate Notes"), plus premium of approximately $16,000,000 thereon. We intend to pay accrued interest of approximately $16,000,000 payable on the 2016 Fixed Rate Notes we repurchase or redeem out of unrestricted cash. We intend to use the remainder of the net proceeds from this offering for general corporate purposes.

Pending application of the net proceeds, we expect to invest the net proceeds from this offering and from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares (assuming consummation of the Series B Private Placement) temporarily in liquid, short-term investments.
Listing	Shares of our Class A Common Stock are listed on both the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV".
Risk Factors
An investment in shares of our Class A Common Stock involves a high degree of risk. To determine whether an investment in shares of our Class A Common Stock is appropriate for you, you should consider carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the factors set forth under the caption "Risk Factors" beginning on page S-13 of this prospectus supplement.
Lock-up Agreements
We, our named executive officers and directors, and Time Warner Media Holdings B.V., have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of J.P. Morgan Securities LLC, sell, offer to sell or otherwise dispose of or hedge any shares of our Class A Common Stock or any securities convertible into or exchangeable for such shares. J.P. Morgan Securities LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
Time Warner Participation in this Offering
On April 29, 2013, Time Warner confirmed to us in writing that, subject to certain limitations, it intends to exercise its preexisting contractual preemptive right to purchase 49.9% of the shares sold in this offering at the public offering price set forth on the cover page of this prospectus supplement. See "Time Warner's Exercise of Contractual Preemptive Right."

Time Warner Purchase of Series B Convertible Redeemable Preferred Shares	On April 29, 2013, we agreed to issue and sell to Time Warner, and Time Warner agreed, subject to certain conditions, to purchase from us, 200,000 shares of our Series B Convertible Redeemable Preferred Shares at a price per share equal to $1,000 for an aggregate purchase price of $200,000,000. In addition, depending on the amount of the gross proceeds we raise from this offering, Time Warner may purchase from us additional Series B Convertible Redeemable Preferred Shares. The issuance and sale of Series B Convertible Redeemable Preferred Shares to Time Warner is subject to a number of conditions, including, among others, consummation of this offering with no less than $75,000,000 in gross proceeds (excluding any proceeds from Time Warner's exercise of its contractual preemptive right and the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock) and approval by our shareholders. The consummation of the Series B Private Placement is also subject to Time Warner obtaining a regulatory approval unconnected with this offering or the Series B Private Placement. After the consummation of this offering, we intend to seek shareholder approval of the Series B Private Placement at our 2013 annual general meeting of shareholders. See "Time Warner's Purchase of Series B Convertible Redeemable Preferred Shares," "Risk Factors—If the gross proceeds from this offering do not equal at least the minimum amount required under the Subscription Agreement, or if our shareholders do not approve the Series B Private Placement, we may not be able to consummate the Series B Private Placement" and "—If Time Warner is unable to obtain a regulatory approval unconnected with the Series B Private Placement, it will not be required to consummate the Series B Private Placement."

Summary consolidated financial data

The summary consolidated financial data set forth below was derived from our consolidated financial statements. Interim results as of and for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for any future interim periods or for a full year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information."

	For the year ended December 31,			For the three months ended March 31,
(US$000's, except per share data)	2012	2011	2010	2013	2012

CONSOLIDATED STATEMENTS OF OPERATIONS:
Net revenues	$772,085	$864,782	$737,134	$137,042	$167,433
Operating (loss) / income	(488,193)	6,792	22,877	(34,999)	(10,303)
Net (loss) / income from continuing operations	(546,393)	(179,604)	(116,924)	(108,962)	(13,813)
Income / (loss) from discontinued operations	—	—	213,697	—	—

Net (loss) / income attributable to CME Ltd	$(535,680)	$(174,611)	$100,175	$(108,280)	$(13,392)

PER SHARE DATA:
Net (loss) / income per common share from:
Continuing operations—basic	$(6.96)	$(2.71)	$(1.77)	$(1.22)	$(0.21)
Continuing operations—diluted	(6.96)	(2.71)	(1.77)	(1.22)	(0.21)
Discontinued operations—basic	—	—	3.34	—	—
Discontinued operations—diluted	—	—	3.34	—	—
Net (loss) / income attributable to CME Ltd.—basic	$(6.96)	$(2.71)	$1.57	$(1.22)	$(0.21)
Net (loss) / income attributable to CME Ltd.—diluted	$(6.96)	$(2.71)	$1.57	$(1.22)	$(0.21)
Weighted average common shares used in computing per share amounts (000's):
Basic	76,919	64,385	64,029	88,397	64,393
Diluted	76,919	64,385	64,029	88,397	64,393

	As of December 31,			As of March 31,
(US$000's, except per share data)	2012	2011	2010	2013

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	140,393	186,386	244,050	123,103
Other current assets	378,158	351,903	368,035	325,584
Non-current assets	1,656,164	2,143,480	2,328,465	1,586,497

Total assets	2,174,715	2,681,769	2,940,550	2,035,184

Current liabilities	291,364	255,575	243,076	285,841
Non-current liabilities	1,252,084	1,408,252	1,449,722	1,224,027
CME Ltd. shareholders' equity	626,061	1,001,692	1,226,879	525,316
Noncontrolling interests	5,206	16,250	20,873	4,221

Total liabilities and equity	2,174,715	2,681,769	2,940,550	2,035,184

Risk factors

Any investment in shares of our Class A Common Stock involves a high degree of risk. Before making a decision to invest in shares of our Class A Common Stock, you should carefully consider each of the following risks and the risk factors described in our most recent periodic reports, as well as the other information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any related free writing prospectus. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. New risks that we cannot predict may emerge at any time, and we cannot estimate the extent to which they may affect our business or financial performance. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Risks relating to our Class A common stock

Our share price may be adversely affected by sales of unrestricted shares of our Class A Common Stock or future issuances of shares of our Class A Common Stock.

As of April 26, 2013, we had a total of approximately 2.1 million options to purchase shares of our Class A Common Stock outstanding, 64,000 options to purchase our Class B Common Stock, par value $0.08 per share, outstanding and 584,000 non-vested restricted stock units outstanding. Adrian Sarbu, our chief executive officer, beneficially owns 2,443,867 unregistered shares of our Class A Common Stock and warrants to purchase an additional 850,000 unregistered shares of our Class A Common Stock. Ronald Lauder beneficially owns 3,016,936 unrestricted shares of our Class A Common Stock and an additional 2,000,000 unregistered shares of our Class A Common Stock for which he has registration rights. Time Warner holds 32,898,443 unregistered shares of our Class A Common Stock and the Series A Preferred Share, which is convertible into 11,211,449 shares of Class A Common Stock. In addition, on April 29, 2013, Time Warner confirmed to us in writing that, subject to certain limitations, it intends to exercise its contractual preemptive right to purchase 49.9% of the number of shares of our Class A Common Stock sold in this offering at the public offering price set forth on the cover page of this prospectus supplement. Time Warner has registration rights with respect to its shares of our Class A Common Stock. The 2015 Convertible Notes are convertible into shares of our Class A Common Stock and mature on November 15, 2015. Prior to August 15, 2014, the 2015 Convertible Notes will be convertible following certain events and from that date at any time to November 15, 2015. We cannot predict what effect the issuance and sale of the shares of our Class A Common Stock sold in this offering or the entry into trading of previously issued unregistered or restricted shares of our Class A Common Stock, or any future sales of our Class A Common Stock or securities exchangeable for or convertible into our Class A Common Stock, will have on the market price of our Class A Common Stock. Issuances of substantial amounts of shares of our Class A Common Stock, or the perception that such issuances would occur, may adversely affect prevailing market prices of shares of our Class A Common Stock and the economic interests of current shareholders may be diluted.

The interests of our controlling shareholders may conflict with the interests of other shareholders.

Ronald Lauder, our founder and Chairman of the Board of Directors, owns or has voting control over approximately 56.3% of our outstanding common stock and Time Warner holds a 49.9% economic interest in us. The majority of Mr. Lauder's voting power is attributable to the Voting Agreement, pursuant to which Mr. Lauder is generally entitled to vote all 32,898,443 shares of our Class A Common Stock and the Series A Preferred Share (which is entitled to one vote for each of the 11,211,449 shares of our Class A Common Stock into which it is convertible) beneficially owned by Time Warner, as well as any other of our shares acquired by Time Warner during the term of the Voting Agreement. As amended by the Letter Agreement, the Voting Agreement will terminate on the date that is the earlier of (a) one day after Time Warner provides written notice of Time Warner's election to terminate the Voting Agreement (provided that such notice may not be provided before May 18, 2013) and (b) June 30, 2013. Upon termination of the Voting Agreement, Time Warner will be able to exercise the full voting power of its 49.9% interest in us. Prior to the expiration of the Voting Agreement, Mr. Lauder is and after its expiration Time Warner will be, in a position to exercise significant influence over the outcome of corporate actions requiring shareholder approval, such as the election of directors or certain transactions. Under Bermuda law, there is no takeover code or similar legislation requiring an acquirer of a certain percentage of CME common stock to tender for the remaining publicly held shares. In certain circumstances, the interests of Mr. Lauder or Time Warner, as controlling shareholders, could be in conflict with the interests of minority shareholders.

The price of the shares of our Class A Common Stock is likely to remain volatile.

The market price of shares of our Class A Common Stock may be influenced by many factors, some of which are beyond our control, including those described under the caption "Risk Factors—Risks Relating to our Operations" contained in our most recent periodic reports filed with the SEC incorporated by reference herein and in the accompanying prospectus, as well as the following: general economic and business trends, variations in quarterly operating results, license renewals, regulatory developments in our operating countries and the European Union, the condition of the media industry in our operating countries, the volume of trading in shares of our Class A Common Stock, future issuances of shares of our Class A Common Stock and investors' and securities analysts' perception of us and other companies that investors or securities analysts deem comparable in the television broadcasting industry. In addition, stock markets in general have experienced extreme price and volume fluctuations that have often been unrelated to and disproportionate to the operating performance of broadcasting companies. These broad market and industry factors may materially reduce the market price of shares of our Class A Common Stock, regardless of our operating performance.

Risks relating to Series B private placement

If the gross proceeds from this offering do not equal at least the minimum amount required under the Subscription Agreement, or if our shareholders do not approve the Series B Private Placement, we may not be able to consummate the Series B Private Placement.

The consummation of the Series B Private Placement is subject to a number of conditions, including, among others, consummation of this offering with no less than $75,000,000 in gross proceeds (excluding any proceeds from Time Warner's exercise of its contractual preemptive right and the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock) and approval by our shareholders. The consummation of the Series B Private Placement is also subject to Time Warner obtaining a regulatory approval unconnected with this offering or the Series B Private Placement. If we fail to consummate the Series B Private Placement or if we are only able to consummate a portion of the Series B Private Placement, we will not have available all of the $300,000,000 we expect to use for the repurchase or redemption of a portion of the 2016 Fixed Rate Notes. If we cannot secure additional financing to replace the proceeds we do not receive from the Series B Private Placement for the repurchase or redemption of a portion of the 2016 Fixed Rate Notes, we would be required to continue to pay interest accrued on the portion of the 2016 Fixed Rate Notes principal that would otherwise have been redeemed or repurchased if the Series B Private Placement had been consummated. As a result, we may need to seek additional sources of financing, and we cannot assure you that such additional financing would be available to us upon terms acceptable to us, if at all. Failure to consummate the Series B Private

Placement would increase our cash interest burden, and may materially and adversely affect our cash flow, capital management and the execution of our business strategies.

If Time Warner is unable to obtain a regulatory approval unconnected with the Series B Private Placement, it will not be required to consummate the Series B Private Placement.

Time Warner has informed us that it intends shortly to file a notification with the European Commission in respect of a concentration (within the meaning of European Union Council Regulation 139/2004 (as amended)) that would arise as a result of the expiration of the Voting Agreement. Following the expiration of the Voting Agreement, which is currently expected to occur by June 30, 2013, Time Warner will hold 49.9% of the voting power in CME. Although neither the issuance and sale of shares of our Class A Common Stock to Time Warner in this offering nor the issuance and sale to Time Warner of Series B Convertible Preferred Shares in the Series B Private Placement is subject to such regulatory approval, under the terms of the Subscription Agreement, Time Warner's obtaining this regulatory approval is a condition to the consummation of the Series B Private Placement.

Although Time Warner has informed us that it expects to receive this regulatory approval prior to June 30, 2013, there can be no assurance that Time Warner will receive such approval or when it will receive it. If Time Warner is unable to obtain this regulatory approval, it will not be required, under the terms of the Subscription Agreement, to complete the Series B Private Placement. If that were to occur and we did not receive gross proceeds of $200,000,000 from the Series B Private Placement, we would apply only $100,000,000 of the net proceeds of this offering to repurchase or redeem a portion of our outstanding 2016 Fixed Rate Notes instead of $300,000,000. See "Use of Proceeds." If we are unable to apply the additional $200,000,000 of gross proceeds expected from the Series B Private Placement to repurchase or redeem a portion of our 2016 Fixed Rate Notes, our debt service obligations will be higher than we expect, which would impact our cash flow position and may limit our flexibility in planning for, or reacting to, changes in our business, economic conditions and our industry.

The Series B Convertible Redeemable Preferred Shares issued to Time Warner would be highly dilutive upon conversion.

Subject to certain limitations, after the third anniversary of the issuance of the Series B Convertible Redeemable Preferred Shares, Time Warner may, at its option, convert the Series B Convertible Redeemable Preferred Shares it holds into a number of shares of our Class A Common Stock according to a pre-determined formula. Assuming that (i) Time Warner purchases no more than $200,000,000 of our Series B Convertible Redeemable Preferred Shares; (ii) there is no adjustment to the initial stated value of $1,000 per share due to any stock dividend, stock split or other corporate actions and no accrued or unpaid interest at such time; and (iii) we do not exercise our right to redeem any of the outstanding Series B Preferred Shares, then conversion of all Series B Convertible Redeemable Preferred Shares by Time Warner on the third anniversary of the issuance would result in                                         add itional shares of our Class A Common Stock being issued and outstanding. Upon any such conversion, the economic interests of shareholders of our Class A Common Stock would be diluted and the price of our shares may be adversely affected.

Use of proceeds

We expect to receive $              (or $              if the underwriters exercise in full their option to purchase additional shares of our Class A Common Stock) in net proceeds from the sale of shares of our Class A Common Stock in this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. In addition, we expect to receive $200,000,000 in gross proceeds from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares when the Series B Private Placement is consummated. We intend to use a portion of the net proceeds from this offering, together with the proceeds from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares (assuming the consummation of the Series B Private Placement), in an aggregate amount of $300,000,000, to fund the repurchase or redemption of approximately $284,000,000 aggregate principal amount of the 2016 Fixed Rate Notes, plus premium of approximately $16,000,000 thereon. Such repurchase or redemption is expected to occur on or after September 15, 2013, pursuant to the terms of the indenture governing such notes. We intend to pay accrued interest of approximately $16,000,000 payable on the 2016 Fixed Rate Notes we repurchase or redeem out of unrestricted cash. We intend to use the remainder of the net proceeds from this offering for general corporate purposes.

Pending application of the net proceeds, we expect to invest the net proceeds from this offering and from the issuance and sale to Time Warner of our Series B Convertible Redeemable Preferred Shares (assuming consummation of the Series B Private Placement) temporarily in liquid, short-term investments.

As of the date of this prospectus supplement, there was €478.6 million aggregate principal amount of the 2016 Fixed Rate Notes outstanding. We used a portion of the net proceeds we received from the issuance and sale of €104,000,000 of the 2016 Fixed Rate Notes on September 7, 2012 for the payment in full at maturity of our 3.5% Senior Convertible Notes due 2013 and for redemption at par plus accrued interest of the €87.5 million aggregate principal amount of our Senior Floating Rate Notes due 2014.

 Capitalization

The following table sets forth our capitalization as of March 31, 2013:

•
on an actual basis;

•
on an as adjusted basis to give effect to the issuance and sale of shares of our Class A Common Stock to be sold in this offering with gross proceeds to us of $174,000,000 (assuming the underwriters do not exercise their option to purchase additional shares of Class A Common Stock and that the net proceeds are approximately $169,000,000, after deducting underwriting discounts and estimated offering expenses payable by us); and

•
on a pro forma as adjusted basis giving effect to (i) the issuance and sale of $174,000,000 of shares of our Class A Common Stock to be sold in this offering (assuming the underwriters do not exercise their option to purchase additional shares of Class A Common Stock and that the net proceeds thereof are approximately $169,000,000, after deducting underwriting discounts and estimated offering expenses payable by us), (ii) the issuance and sale of $200,000,000 of Series B Convertible Redeemable Preferred Shares to Time Warner in the Series B Private Placement (assuming Time Warner does not exercise its option to purchase additional Series B Convertible Redeemable Preferred Shares and that the net proceeds are approximately $200,000,000), and (iii) the application of the aggregate net proceeds from this offering and the Series B Private Placement as described under "Use of Proceeds" assuming we use $300,000,000 of the net proceeds to redeem on September 15, 2013 a principal amount of approximately $284,000,000 of the 2016 Fixed Rate Notes plus premium of approximately $16,000,000 thereon (costs related to the redemption are not considered). We intend to pay accrued interest of approximately $16,000,000 payable on the 2016 Fixed Rate Notes we repurchase or redeem out of unrestricted cash.

You should read this information together with our financial statements and the notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2013
(US 000's, except per share data)	Actual	As adjusted		Pro forma as adjusted(1)

Unrestricted cash and cash equivalents	$123,103	$192,212		$175,432
Restricted cash(2)	$2,252	$102,225		$2,252

Debt:
2015 Convertible Notes	234,072	234,072		234,072
2016 Fixed Rate Notes(3)	618,295	618,295		332,256	(3)
2017 Fixed Rate Notes	313,776	313,776		313,776
Other credit facilities and obligations(4)	7,006	7,006		7,006
Total debt(5)	$1,173,149	$1,173,149		$887,110

Shareholders' equity:
Shares of Series A Convertible Preferred Stock, par value $0.08 per share (5,000,000 shares authorized, one share issued and outstanding)	—	—		—
Shares of Class A Common Stock, par value $0.08 per share (200,000,000 shares authorized; 77,185,129 (actual) and [•] (as adjusted) issued and outstanding)(6)	6,174	6,174	(6)	6,174	(6)
Shares of Class B Common Stock, par value $0.08 per share (15,000,000 shares authorized; 0 shares issued and outstanding)	—	—		—
Shares of Series B Convertible Redeemable Preferred Shares, par value $0.08 per share (5,000,000 shares authorized, 0 shares (actual) and [•] shares (pro forma as adjusted) issued and outstanding)	—	—		200,000
Additional paid-in capital(6)	1,559,996	1,729,105		1,728,805
Accumulated deficit	(1,093,545)	(1,093,545)		(1,126,636	)(7)
Accumulated other comprehensive income	48,470	48,470		48,470
Total CME Ltd. shareholders' equity	$521,095	$690,204		$856,813

Total debt and CME Ltd. shareholders' equity	$1,694,244	$1,863,353		$1,743,922

(1)    The consummation of the Series B Private Placement is subject to a number of conditions, including, among others, consummation of this offering with no less than $75,000,000 in gross proceeds (excluding any proceeds from Time Warner's exercise of its contractual preemptive right and the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock).

(2)    We intend to hold $100,000,000 of the net proceeds from this offering, together with the proceeds from the Series B Private Placement, temporarily in a restricted account invested in liquid, short-term investments until used to fund the repurchase or redemption of a portion of the 2016 Fixed Rate Notes. The remaining net proceeds of this offering, pending use, will be accounted for as unrestricted cash and cash equivalents. See "Use of Proceeds."

(3)    The 2016 Fixed Rate Notes (and the other existing CME notes) are presented at carrying amount. The table below illustrates the movements in carrying amount and principal amount as a result of the repurchase or redemption of a portion of the 2016 Fixed Rate Notes:

	Principal amount (US 000s)	Carrying amount (US 000s)

As at March 31, 2013	$612,847	$618,295
Change as a result of repurchase or redemption	$(283,519)	$(286,039)
Pro forma as adjusted	$329,328	$332,256

(4)   Includes the capital leases and other debt items.

(5)    Total debt set forth in each of the actual, as adjusted and pro forma as adjusted columns is based upon the carrying value of our debt. The outstanding principal amount of our debt as of March 31, 2013 was $1,189,268,000 on an actual basis and an as adjusted basis, and $905,749,000 on a pro forma as adjusted basis. As of March 31, 2013, unrestricted cash and cash equivalents was $123,103,000, producing net debt of approximately $1,066,165,000. Our OIBDA for the twelve month period immediately preceding March 31, 2013 was $90,697,000, producing a net debt leverage ratio of 11.8x. Our net debt leverage ratio as of any date of determination is our ratio of net debt to reported OIBDA for the immediately preceding twelve-month period. Giving effect to the proceeds of this offering and the Series B Private Placement, on a pro forma as adjusted basis, as of March 31, 2013 we would have had outstanding principal amount of debt of $905,749,000 and unrestricted cash and cash equivalents of $175,432,000, yielding net debt of $730,317,000, and a pro forma net debt leverage ratio of 8.1x.

(6)   The par value of the shares of our Class A Common Stock issued and sold in this offering is reflected in Additional paid-in capital for the purposes of presenting as adjusted and pro-forma as adjusted data.

(7)    As a result of the repurchase or redemption of the 2016 Fixed Rate Notes, approximately $4,000,000 of capitalized on-balance sheet debt costs are released and reflected as accumulated deficit in the Pro forma as adjusted column.

Price range of Class A common stock

Shares of our Class A Common Stock are listed on the NASDAQ Global Select Market under the symbol "CETV".

The following table sets forth the high and low closing sales prices for shares of our Class A Common Stock for each quarterly period during the last two fiscal years.

Price period	High (US$ / share)	Low (US$ / share)

	2011
First Quarter	21.20	17.96
Second Quarter	23.57	19.11
Third Quarter	19.40	7.81
Fourth Quarter	12.14	6.25
	2012
First Quarter	9.00	5.91
Second Quarter	8.94	4.73
Third Quarter	7.71	4.78
Fourth Quarter	7.02	4.56
	2013
First Quarter	6.62	4.22
Second Quarter (from April 1 to April 26)	4.51	3.78

Dividend policy

We have never declared or paid any cash dividends on shares of our Class A Common Stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends on shares of our Class A Common Stock or any other capital stock in the foreseeable future.

 Time Warner's exercise of contractual preemptive right

Time Warner is the largest holder of shares of our Class A Common Stock and also is the sole holder of our Series A Preferred Share, which is convertible into 11,211,449 shares of our Class A Common Stock as described below and is entitled to one vote for each such share into which it is convertible. Pursuant to the Investor Rights Agreement, we granted Time Warner a contractual preemptive right with respect to subsequent issuances of our equity securities (subject to certain exclusions). On April 29, 2013, Time Warner confirmed to us in writing that, subject to certain limitations, it intends to exercise its contractual preemptive right to purchase 49.9% of the shares sold in this offering at the public offering price set forth on the cover page of this prospectus supplement.

The Series A Preferred Share will automatically convert into 11,211,449 shares of our Class A Common Stock on the date that is 61 days after the date on which the ownership of our outstanding shares of Class A Common Stock by a group that includes Time Warner and its affiliates would not be greater than 49.9%, which is expected to occur following the termination of the Voting Agreement described below. See "Time Warner's Purchase of Series B Convertible Redeemable Preferred Shares—Letter Agreement."

 Time Warner's purchase of Series B Convertible Redeemable Preferred Shares

Series B subscription agreement

On April 29, 2013, we entered into a subscription agreement (the "Subscription Agreement") with Time Warner for the issuance and sale of our Series B Convertible Redeemable Preferred Shares to Time Warner in a private placement transaction under Section 4(2) of the Securities Act. We refer to such private placement transaction as the "Series B Private Placement" in this prospectus supplement. The Subscription Agreement provides, among other things, as follows:

•
We will issue and sell to Time Warner 200,000 shares of our Series B Convertible Redeemable Preferred Shares at a price per share equal to $1,000, for an aggregate purchase price of $200,000,000;

•
If the total gross proceeds to us from this offering (including gross proceeds from the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock, if any, and the offer and sale of shares sold to Time Warner resulting from Time Warner's exercise of its contractual preemptive right) are less than $200,000,000, Time Warner has the right to purchase directly from us in a private placement, in Time Warner's sole discretion, additional Series B Convertible Redeemable Preferred Shares at a price per share equal to $1,000 up to the amount by which (i) $200,000,000 exceeds (ii) such total gross proceeds to us from this offering; and

•
If the underwriters exercise their option to purchase additional shares of our Class A Common Stock and, pursuant to the exercise of its contractual preemptive right, Time Warner would be required to purchase shares of our Class A Common Stock for a purchase price in excess of $100,000,000 (such amount, the "Excess Amount"), Time Warner has waived its contractual preemptive right with respect to shares of our Class A Common Stock underlying such Excess Amount and, instead, has agreed to purchase directly from us in a private placement the number of Series B Convertible Redeemable Preferred Shares that is equal to the Excess Amount divided by $1,000, and the number of shares of our Class A Common Stock that may be purchased by the underwriters pursuant to such option would be reduced correspondingly.

Letter agreement

On April 29, 2013, we entered into a letter agreement with Ronald S. Lauder, RSL Savannah LLC, RSL Capital LLC, RSL Investments Corporation and Time Warner (the "Letter Agreement"). The Letter Agreement amends the Investor Rights Agreement by, among other things:

•
removing a provision that would have required Time Warner to accept a third-party change of control offer or proposal in respect of all of our equity securities beneficially owned by Time Warner in the event that the our Board of Directors determined to approve and/or recommended to our shareholders such offer or proposal and Time Warner did not make an alternate proposal; and

•
removing a provision that would have required us to obtain the consent of Mr. Lauder and certain entities affiliated with Mr. Lauder before issuing any equity securities, except under certain specified circumstances, so long as Mr. Lauder and certain entities affiliated with Mr. Lauder beneficially owned a certain number of our equity securities.

The Letter Agreement also extends the term of the Irrevocable Voting Deed and Corporate Representative Appointment, dated as of May 18, 2009, among us, Time Warner, Ronald S. Lauder and RSL Savannah LLC (as amended, the "Voting Agreement"), pursuant to which RSL Savannah LLC has the right to vote all shares of our Class A Common Stock, Series A Convertible Preferred Stock and other voting equity securities of CME owned by Time Warner, except with respect to certain transactions relating to a change of control of CME. Mr. Lauder, Chairman of our Board of Directors, wholly owns RSL Savannah LLC. Pursuant to the terms of the Voting Agreement, Mr. Lauder is generally entitled to vote all 32,898,443 shares of our Class A Common Stock and the Series A Preferred Share (which is entitled to one vote for each of the 11,211,449 shares of our Class A Common Stock into which it is convertible) beneficially owned by Time Warner, as well as any other of our shares acquired by Time Warner during the term of the Voting Agreement. Prior to such extension, the Voting Agreement would have terminated on May 18, 2013 according to its terms. As amended by the Letter Agreement, the Voting Agreement will terminate on the date that is the earlier of (a) one day after Time Warner provides written notice to us, Mr. Lauder and RSL Savannah LLC of Time Warner's election to terminate the Voting Agreement (provided that such notice may not be provided before May 18, 2013) and (b) June 30, 2013.

Under the Letter Agreement, Ronald S. Lauder, on behalf of certain of his affiliates and Time Warner, has agreed, subject to certain limitations, to execute and deliver, or cause to be executed and delivered, to us an irrevocable proxy in respect of all of our voting securities held by Mr. Lauder, his affiliates and Time Warner, which together represent 56.3% of our outstanding voting securities on the date of this prospectus supplement, to vote in favor of the issuance and sale of Series B Convertible Redeemable Preferred Shares to Time Warner.

Terms of Series B Convertible Redeemable Preferred Shares

The stated value of the Series B Convertible Redeemable Preferred Shares will accrete at an annual rate of 7.5%, compounded quarterly, from (and including) the date of issuance to (but excluding) the third anniversary of the date of issuance, and at an annual rate of 3.75%, compounded quarterly, from (and including) the third anniversary of the date of issuance to (but excluding) the fifth anniversary of the date of issuance. The initial stated value on which this accretion will be based is $1,000 per share. We will have the right from the third anniversary of the date of issuance to elect to pay the accretion in cash. Subject to certain limitations, from the third anniversary of the date on which it is issued, each Series B Convertible Redeemable Preferred Share may, at the holder's option, be converted into the number of shares of our Class A Common Stock determined by dividing (x) the accreted stated value thereof plus accrued but unpaid dividends, if any, thereon, in each case as of the conversion date, by (y) the conversion price, as adjusted from time to time pursuant to customary anti-dilution and other adjustments. The conversion price applicable to the then-outstanding Series B Convertible Redeemable Preferred Shares is equal to the lesser of (a) the offering price of the shares of our Class A Common Stock in this offering multiplied by 1.15 and (b) $5.00, subject to adjustments from time to time pursuant to customary anti-dilution and other adjustments.

We will have the right to redeem the Series B Convertible Redeemable Preferred Shares in whole or in part from the third anniversary of the date of issuance, after providing the holders thereof with 30 days' written notice of redemption. The redemption price of each outstanding Series B Convertible Redeemable Preferred Share is equal to the accreted stated value thereof plus accrued but unpaid dividends, if any, thereon, in each case as of the redemption date specified in the redemption notice. After delivery of the redemption notice, each holder of Series B Convertible Redeemable Preferred Shares will have the right to convert, prior to the date of redemption, all or part of such Series B Convertible Redeemable Preferred Shares to be redeemed by us into shares of our Class A Common Stock in accordance with the terms of conversion described above.

Subject to the exceptions set forth in the next sentence, holders of the Series B Convertible Redeemable Preferred Shares will have no voting rights with respect to any matter presented to holders of any class of our capital stock. However, those holders will be entitled to vote with holders of shares of our Class A Common Stock (i) with respect to a change of control event or (ii) as provided by our Bye-Laws or applicable Bermuda law.

Assuming that (i) Time Warner purchases no more than $200,000,000 of our Series B Convertible Redeemable Preferred Shares; (ii) there is no adjustment to the initial stated value of $1,000 per share due to any stock dividend, stock split or other corporate actions and no accrued or unpaid interest at such time; and (iii) we do not exercise our right to redeem any of the outstanding Series B Convertible Redeemable Preferred Shares, then conversion of all Series B Convertible Redeemable Preferred Shares by Time Warner on the third anniversary of the issuance would result in              additional shares of our Class A Common Stock being issued and outstanding.

Consummation of Series B private placement

The consummation of the Series B Private Placement is subject to a number of conditions, including, among others, consummation of this offering with no less than $75,000,000 in gross proceeds (excluding any proceeds from Time Warner's exercise of its contractual preemptive right and the underwriters' exercise of their option to purchase additional shares of our Class A Common Stock) and approval by our shareholders. The consummation of the Series B Private Placement is also subject to Time Warner obtaining a regulatory approval unconnected with this offering or the Series B Private Placement. See "Risk Factors—If the gross proceeds from this offering do not equal at least the minimum amount required under the Subscription Agreement, or if our shareholders do not approve the Series B Private Placement, we may not be able to consummate the Series B Private Placement" and "—If Time Warner is unable to obtain a regulatory approval unconnected with the Series B Private Placement, it will not be required to consummate the Series B Private Placement."

After the consummation of this offering, we intend to seek shareholder approval of the Series B Private Placement at our 2013 annual general meeting of shareholders. Pursuant to the Letter Agreement, subject to certain limitations, Mr. Lauder, on behalf of certain of his affiliates and Time Warner, will execute and deliver, or cause to be executed and delivered, to us an irrevocable proxy in respect of all of our voting securities held by Mr. Lauder, RAJ Family Partners, L.P., RSL Investments Corporation and Time Warner, which together represent 56.3% of our outstanding voting securities on the date of this prospectus supplement, to vote at the 2013 annual general meeting of our shareholders in favor of the issuance and sale of Series B Convertible Redeemable Preferred Shares to Time Warner and the amendment of our Bye-Laws to increase the number of our authorized shares of Class A Common Stock. If the general meeting and the vote on such proposals has not taken place prior to the termination of the Voting Agreement (as extended), the irrevocable proxy with respect to securities held by Time Warner will terminate and be of no further force and effect. See "Risk Factors—Risks Related to Series B Private Placement."

 Underwriting

J.P. Morgan Securities LLC is acting as sole book-runner of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed, severally, and not jointly, to purchase, and we have agreed to sell to that underwriter, the number of shares of our Class A Common Stock set forth opposite the underwriter's name:

Number of shares

J.P. Morgan Securities LLC

Erste Group Bank AG

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our Class A Common Stock included in the offering of shares of our Class A Common Stock to the public are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of our Class A Common Stock (other than those covered by the option described below) if they purchase any of the shares of our Class A Common Stock offered for sale to the public.

Shares of our Class A Common Stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Although Time Warner will pay the full public offering price for any shares of our Class A Common Stock purchased in this offering, we have agreed with the underwriters that they will not receive any underwriting discounts or commissions with respect to shares of our Class A Common Stock sold to Time Warner in this offering. The underwriters may allow, and dealers may re-allow, a concession fee not to exceed $              per share on sales to other dealers.

We have granted to the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase from us (i) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to investors other than Time Warner at the public offering price less the underwriting discounts and commissions; and (ii) up to an additional number of shares of our Class A Common Stock equal to 15% of the number of shares of our Class A Common Stock sold in this offering to Time Warner at the public offering price, which will be allocated exclusively to Time Warner in satisfaction of its contractual preemptive right. If the underwriters exercise their option to purchase additional shares of our Class A Common Stock, and, pursuant to the exercise of its contractual preemptive right, Time Warner would be required to purchase shares of our Class A Common Stock for a purchase price in excess of $100,000,000, Time Warner has waived its contractual preemptive right with respect to shares of our Class A Common Stock underlying such Excess Amount and, instead, has agreed to purchase directly from us in a private placement the number of Series B Convertible Redeemable Preferred Shares that is equal to the Excess Amount divided by $1,000, and the number of shares of our Class A Common Stock that may be purchased by the underwriters pursuant to such option would be reduced correspondingly. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our Class A Common Stock approximately proportionate to that underwriter's initial purchase commitment. Any shares of our Class A Common Stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our Class A Common Stock that are the subject of this offering. After the initial offering of the shares of our Class A Common Stock to the public, the representatives may change the public offering price and concessions. The offering of the shares of our Class A Common Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to withdraw, cancel or modify offers to the public and reject any order in whole or in part.

We, our named executive officers and directors, and Time Warner, have agreed that, for a period of 90 days from the date of this prospectus supplement, subject to a number of customary limited exceptions, we and they will not, without the prior written consent of J.P. Morgan Securities LLC, dispose of or hedge any shares of our Class A Common Stock or any securities convertible into or exchangeable for such shares. J.P. Morgan Securities LLC in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Shares of our Class A Common Stock are listed on the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV."

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A Common Stock.

Paid by Central European Media Enterprises Ltd.
	No Exercise	Full Exercise

Per share of Class A Common Stock(1)	$	$
Total(2)	$	$

(1)    Underwriting discounts and commissions will be paid only with respect to shares not allocated to Time Warner.

(2)    Assumes Time Warner purchases 49.9% of the shares of Class A Common Stock offered hereby.

We estimate that our portion of the total expenses of this offering, excluding underwriting discounts and commissions, will be $              .

In connection with the offering, the underwriters may purchase and sell shares of our Class A Common Stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option, and stabilizing purchases.

•
Short sales involve secondary market sales by the underwriters of a greater number of shares of our Class A Common Stock than they are required to purchase in the offering.

•
"Covered" short sales are sales of shares of our Class A Common Stock in an amount up to the number of shares of our Class A Common Stock represented by the underwriters' option.

•
"Naked" short sales are sales of shares of our Class A Common Stock in an amount in excess of the number of shares of our Class A Common Stock represented by the underwriters' option.

•
Covering transactions involve purchases of shares of our Class A Common Stock either pursuant to the underwriters' option or in the open market after the distribution has been completed in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares of our Class A Common Stock in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares of our Class A Common Stock in the open market after the distribution has been completed or must exercise the option. In determining the source of shares of our Class A Common Stock to close the covered short position, the underwriters will consider, among other things, the price of shares of our Class A Common Stock available for purchase in the open market as compared to the price at which they may purchase shares of our Class A Common Stock through the option.

•
Stabilizing transactions involve bids to purchase shares of our Class A Common Stock so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of our Class A Common Stock. They may also cause the price of the shares of our Class A Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the shares of our Class A Common Stock. They may also cause the price of the shares of our Class A Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. An affiliate of Erste Group Bank AG currently provides bank guarantees for us and certain of the underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, certain of the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Offers or sales to U.S. persons shall be made only through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority and in compliance with applicable U.S. securities laws.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

Until and unless we publish an offering prospectus in the Czech Republic in compliance with all relevant Czech securities laws, we may offer and sell our shares of our Class A Common Stock in the Czech Republic only in circumstances in which such an offer and sale do not constitute an offering to the public as defined under applicable Czech securities laws. This document on its own does not constitute a public offer of securities in the Czech Republic or any announcement thereof.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of our Class A Common Stock described in this prospectus supplement may not be made to the public in that relevant member state other than:

•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Class A Common Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our Class A Common Stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of shares of our Class A Common Stock through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the shares of our Class A Common Stock as contemplated in this prospectus supplement. Accordingly, no purchaser of shares of our Class A Common Stock, other than the underwriters, is authorized to make any further offer of the shares of our Class A Common Stock on behalf of us or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a)

to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in the Czech Republic

This prospectus supplement and the accompanying prospectus have not been approved by, or passported to, the Czech National Bank (the "CNB") and do not constitute an offering of shares of Class A Common Stock to the public in the Czech Republic. The shares of our Class A Common Stock are not intended to be offered or sold by us, and this prospectus supplement and the accompanying prospectus are not intended for distribution, to the public in the Czech Republic. Any offering of the shares of our Class A Common Stock in the Czech Republic and/or any distribution of this prospectus supplement and the accompanying prospectus in the Czech Republic can only be made under one or more exemptions from the obligation to publish a prospectus available under the Czech Capital Markets Act, including but not limited to, offering and/or distribution: (a) addressed exclusively to qualified investors as defined in the Czech Capital Markets Act, (b) addressed to less than 150 persons (other than qualified investors), subject to obtaining the prior consent of the Underwriters, or (c) under circumstances where the minimum investment per each investor is equal to or greater than EUR 100,000 (or its equivalent in other currencies). With regard to the fact that the shares of our Class A Common Stock are admitted to trading in the Prime Market of the Prague Stock Exchange ("PSE"), admission of the respective new tranche of the Class A Common Stock to trading will be sought in accordance with the PSE rules and the application for approval of the related prospectus has been filed with the Czech National Bank.

Legal matters

The validity of the issuance of the shares of our Class A Common Stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Conyers, Dill & Pearman. Certain legal matters will be passed upon for us by DLA Piper LLP (US), New York and for the underwriters by Latham & Watkins (London) LLP.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the CME's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of the CME's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$500,000,000

Class A Common Stock

        We may issue shares of our Class A common stock from time to time in one or more offerings with the aggregate initial offering price not to exceed $500,000,000. This prospectus describes the general terms of our Class A common stock and the general manner in which these securities will be offered. We will provide the specific manner in which these shares will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you make any investment.

        We may offer shares of our Class A common stock in amounts and at prices determined at the time of offering. The shares may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their plan of distribution and compensation in a prospectus supplement.

        Our Class A common stock is listed on both the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV". On May 18, 2012, the last reported sale price of shares of Class A common stock on the NASDAQ Global Select Market was $6.40 per share.

        Investing in the shares involves certain risks. You should fully consider the risk factors included herein and in any prospectus supplement accompanying this prospectus and in our most recent periodic reports filed with the U.S. Securities and Exchange Commission (the "SEC"), which are incorporated herein by reference, and in the accompanying prospectus supplement, if any.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2012.

        You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares of Class A common stock are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell the shares of our Class A common stock described in this prospectus in one or more offerings with the aggregate initial offering price not to exceed $500,000,000. This prospectus provides you with a general description of the shares of our Class A common stock that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under "Where You Can Find More Information."

        Unless the context otherwise indicates, the terms "CME," "we," "us," and "our" refer to Central European Media Enterprises Ltd. and our subsidiaries and affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC 0330 for further information on the Public Reference Room and their copy charges.

        The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces such information.

        The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof "furnished" to the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 22, 2012;

  •
  Amendment No. 1 on Form 10-K/A to our Annual Report for the year ended December 31, 2011, filed with the SEC on April 20, 2012;

  •
  our Current Reports on Form 8-K, filed with the SEC on January 20, 2012; March 9, 2012 and April 30, 2012;

  •
  all documents that we file after the date of the initial registration statement and prior to the effectiveness of the registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, during such period; and

  •
  all documents that we file after the effectiveness of the registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, prior to the termination of the applicable offering.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

CME Media Services Limited
Attn: Corporate Secretary
Krizeneckeho nam. 1078/5
152 00 Prague 5
Czech Republic
+420-242-465-573

        We also maintain a website at www.cme.net through which you can obtain copies of documents that we filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

 RISK FACTORS

        Investing in our securities involves risk. Please see the risks discussed in the applicable prospectus supplement and the documents incorporated by reference into this prospectus, including but not limited to the risks discussed in our Annual Report on Form 10-K for our most recent fiscal year. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "anticipate," "expect," "plan," "estimate," "intend" and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements contained in this report.

        Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors" in our Annual Report on Form 10-K for our most recent fiscal year as well as the following: the effect of the economic downturn in our markets and the extent and timing of any recovery; the extent to which our debt service obligations restrict our business; the successful completion of the financing transactions with Time Warner Inc. and the cash tenders for certain of our outstanding indebtedness; decreases in TV advertising spending and the rate of development of the advertising markets in the countries in which we operate; our ability to make future investments in television broadcast operations; changes in the political and regulatory environments where we operate and application of relevant laws and regulations; the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses; and our ability to develop and acquire necessary programming and attract audiences. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

OUR COMPANY

        We are an integrated media company operating leading broadcast, content and new media businesses in Central and Eastern Europe. Our assets are held through a series of Dutch and Curaçao holding companies. We manage our business on a divisional basis, with three operating segments: Broadcast, Media Pro Entertainment, our content division, and New Media.

        We operate mainly in Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia.

        We were incorporated under the laws of Bermuda on June 15, 1994. Article 6 of our memorandum of association states our objective to, among other things, act as and perform all of the functions of a holding company and to provide financing and financial services to our subsidiaries and affiliates. We are registered with the Registrar of Companies in Bermuda with registration number 19574. Our website is located at www.cme.net. The information on our website is not part of this prospectus or any prospectus supplement.

        Our registered office is located at Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton HM08, Bermuda, and our telephone number is +1-441-295-7149. A subsidiary of the Company maintains offices at Krizeneckého námestí 1078/5, 152 00 Prague 5, Czech Republic.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the shares of our Class A common stock for general corporate purposes, unless otherwise set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        We may issue shares of our Class A common stock from time to time in one or more offerings with the aggregate initial offering price not to exceed $500,000,000. As of April 27, 2012, our authorized share capital was divided into 120,000,000 shares, which consisted of (i) 100,000,000 shares of Class A common stock, par value $.08 per share (which we refer to as Class A common stock), (ii) 15,000,000 shares of Class B common stock, par value $.08 per share (which we refer to as Class B common stock), and (iii) 5,000,000 preferred shares, par value $.08 per share (which we refer to as Preferred Stock). As of May 18, 2012, there were 56,892,114 shares of Class A common stock issued and outstanding, 7,516,936 shares of Class B common stock issued and outstanding and no shares of Preferred Stock issued and outstanding. The following statements are summaries of certain provisions of our memorandum of association, bye-laws and the Companies Act 1981, as amended, of Bermuda (the "Companies Act"). These summaries do not purport to be complete and are qualified in their entirety by reference to all of the provisions of our memorandum of association and bye-laws, copies of each of which have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

Class A Common Stock

        The holders of shares of Class A common stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of shares of Class B common stock on all matters subject to shareholder approval, except that the holders of shares of Class A common stock and the holders of shares of Class B common stock will each vote as a separate class with respect to any proposed "going private" transactions (as defined in our bye-laws and summarized below) between us and Ronald S. Lauder or any of his Affiliates (as defined below) and with respect to any matter requiring class voting by the Companies Act. The holders of issued shares of Class A common stock are entitled to receive dividends as and when declared by our Board of Directors, pari passu with the holders of shares of Class B common stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any Preferred Stock. Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. The holders of shares of Class A common stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A common stock into any other securities. In the event of our dissolution or winding up, the holders of shares of Class A common stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of shares of

Class B common stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of Preferred Stock.

        Our bye-laws provide that our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of any shares of Class A common stock to more than four joint holders, or if the transfer of such shares is restricted by an employee plan. Our Board of Directors may decline to recognize any instrument of transfer unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our Board of Directors shall reasonably require. Subject to the foregoing, a holder of shares of Class A common stock may transfer the title to all or any of his shares by an instrument of transfer in the usual or common form or in any other form approved by the Board of Directors. The instrument of transfer must be signed by the transferor and the transferee, although our Board of Directors may accept the instrument signed only by the transferor.

        Our bye-laws further provide that nothing in the bye-laws shall impair the settlement of transactions entered into through the facilities of the NASDAQ Global Select Market except as provided by such exchange.

        A register of holders of shares of Class A common stock is maintained by Citco (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by our transfer agent, American Stock Transfer and Trust Company.

Class B Common Stock

        The holders of shares of Class B common stock are entitled to ten votes per share and are entitled to vote as a single class together with the holders of shares of Class A common stock on all matters which are subject to shareholder approval, except that the holders of the shares of Class A common stock and the holders of shares of Class B common stock will each vote as a separate class with respect to any proposed "going private" transactions between us and Ronald S. Lauder or any of his Affiliates and any matter requiring class voting by the Companies Act. The holders of the issued shares of Class B common stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of shares of Class A common stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any Preferred Stock. Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. The holders of the shares of Class B common stock have no preemptive or cumulative voting rights. The holders of the shares of Class B common stock have the right to convert their shares of Class B common stock into shares of Class A common stock at their election and on a one to one basis, and all shares of Class B common stock will automatically convert into shares of Class A common stock on a one to one basis when the number of shares of Class B common stock issued and outstanding represent less than 10% of the combined total number of shares of Class A common stock and shares of Class B common stock issued and outstanding. Shares of Class B common stock may be transferred only to (i) other original holders of shares of Class B common stock; (ii) to members of the immediate family of the original holder by gift, devise or otherwise through laws of inheritance, descent or distribution, to a trust established by the holder for the holder's family members, to corporations of which the majority of beneficial owners are or will be owned by the holders of shares of Class B common stock and to a corporation or other entity the majority of the beneficial owners of which are or will be owned by holders of shares of Class B common stock; (iii) in the case where the holder of shares of Class B common stock is a corporation, to its shareholders; (iv) in the case where the holder of shares of Class B common stock is a partnership, to its partners; and (v) to any person who would be a permitted transferee through a series of permitted transfers (all of the foregoing referred to as a "Permitted Transferee"). Any other transfer of shares of Class B common stock is void. However, as discussed above, a holder of shares of Class B common stock may convert his or her shares into shares of Class A common stock as permitted by our bye-laws and transfer such shares of Class A common stock as permitted by law. A transfer by an original holder of shares of Class B common stock which is either a corporation or a partnership of more than 50% of the equity interest in such corporation or partnership to anyone other than a Permitted Transferee shall result in an automatic conversion of all shares of Class B common stock held by such corporation or partnership into an equal number of shares of Class A common stock. We are entitled to seek specific enforcement of such conversion of shares of Class B common stock into shares of Class A common stock upon the failure of any holder and/or transferee of shares of Class B common stock to comply with such conversion. In such event, we are entitled to recover from the holder and the transferee who failed to comply with such conversion, jointly and severally, the court costs, reasonable attorneys' fees and other costs and expenses incurred by it in connection with the obtaining of such specific enforcement. In the event of our dissolution or winding up, the holders of shares of Class B common stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of our shares of Class A common stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of Preferred Stock.

        A "going private" transaction is any "Rule 13e-3 Transaction," as that term is defined in Rule 13e-3 promulgated under the Exchange Act, between us and (i) Ronald S. Lauder, (ii) any Affiliate of Mr. Lauder, as defined below, or (iii) any group consisting of Mr. Lauder or Affiliates of Mr. Lauder.

        An Affiliate of Ronald S. Lauder is (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with Mr. Lauder, (ii) any corporation or organization (other than CME or a majority owned subsidiary of CME) of which Mr. Lauder is an officer or a partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which Mr. Lauder has a substantial beneficial interest, (iii) any trust or other estate in which Mr. Lauder has a substantial beneficial interest or as to which Mr. Lauder serves as trustee or in a similar fiduciary capacity or (iv) any relative or spouse of Mr. Lauder, or any relative of such spouse, who has the same residence as Mr. Lauder.

        The transfer agent and registrar for our shares of Class B common stock is Citco (Bermuda) Limited in Bermuda.

Preferred Stock

        Subject to the Companies Act and our memorandum of association and bye-laws, shares of our Preferred Stock may be issued from time to time as determined by our Board of Directors, without shareholder approval. Such shares of Preferred Stock may be issued in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by our Board of Directors. Our Board of Directors, without shareholder approval, could issue shares of Preferred Stock with voting and conversion rights which could adversely affect the benefit of any voting power and the benefit of other rights of the holders of shares of Class A common stock and which could be used by us as an anti-takeover measure such as a "poison pill" without any further action by the holders of shares of Class A common stock. This may have the effect of delaying, deferring or preventing a change of control of CME by increasing the number of shares necessary to gain control of us. At the date of this prospectus, the Board of Directors has not authorized the issuance of any shares of Preferred Stock.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (referred to as the annual general meeting) unless the company has, by resolution in a general meeting, elected to dispense with the holding of annual general meetings. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting. Under our bye-laws, in general, at least 14 clear days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is such number of shareholders holding a majority of the total issued voting shares and present in person or by proxy.

Variation of Rights

        If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of at least 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by at least 75% of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.

Capitalization of Profits and Reserves

        Pursuant to our bye-laws, our Board of Directors may: (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for dividend or distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Anti-takeover Protections

        Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions provide for discretion conferred upon our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval. This could impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control of our management. Our bye-laws also establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors. These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Amendment of Memorandum of Association and Bye-laws

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by an ordinary resolution of the holders of shares of Class A common stock and shares of Class B common stock voting together as a single class.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Differences in Corporate Law

        Bermuda law and the Companies Act differ in certain respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain material differences between Bermuda law and Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us or our shareholders.

        Fiduciary Duty; Interested Directors.    Under Bermuda law, at common law, the directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended. In addition, the Companies Act imposes a specific duty on directors and officers of a Bermuda company to act honestly and in good faith with a view to the best interests of the company and requires them to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act also imposes various duties on officers of a company with respect to certain matters of management and administration of the company. Our bye-laws provide that no director or officer shall be disqualified by his office from entering into a contract or arrangement with us nor can such director be liable to us for any profit realized pursuant to such a transaction provided the nature of such director's or officer's interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

        Amalgamation, Merger and Other Business Combinations.    We may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on such business when it is within the objects of our memorandum of association. We may amalgamate with another Bermuda company or with a company incorporated in another jurisdiction which permits such a company to amalgamate with a Bermuda company, subject to board and certain shareholder approval (except for an amalgamation between certain affiliates). Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting to consider the amalgamation, apply to the Supreme Court of Bermuda to appraise the fair value of such shareholder's shares. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction.

        Takeovers.    Under Bermuda law, an acquiring party is generally able to acquire compulsorily the shares of minority shareholders in the following ways:

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  By a procedure under the Companies Act known as a "scheme of arrangement". A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares representing in the aggregate a majority in number and at least 75% in value of the shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.

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  If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

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  Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Shareholder's Suit.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda.

        However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of our memorandum of association or bye-laws.

        Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than that which actually approved it. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Our bye-laws provide that our directors, officers, any person appointed to any committee by the Board of Directors and certain other persons (and their respective heirs, executors or administrators) in their capacity as such shall be indemnified and held harmless by us in respect of their acts or omissions, except in respect of their fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

        Our bye-laws also provide that our shareholders waive any claim or right of action that they might have, both individually and on our behalf, against any of our directors or officers in relation to any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Our bye-laws provide that the indemnity and waiver of claims provided in our bye-laws shall extend, as a matter of contract, between each shareholder and each former director and officer of the Company (and their respective heirs, executors or administrators) to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust by the former directors or officers of the Company.

The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include our memorandum of association (including its objects and powers) and any alteration to the memorandum of association and documents relating to an increase or reduction of authorized capital. The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of members is also open to inspection by members of the public without charge. We are required to maintain our register of members in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection to shareholders and to members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

Certain Other Provisions of Bermuda Law

        We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to United States residents who are holders of shares of our Class A common stock. General permission under the Exchange Control Act 1972 (and its related regulations) was obtained by the Company from the Bermuda Monetary Authority for the issue and transfer of shares of Class A common stock to and between non-residents of Bermuda for exchange control purposes provided our shares of Class A common stock remain listed on an appointed stock exchange, which includes NASDAQ.

        In addition, under the Exchange Control Act 1972 (and its related regulations), the Bermuda Monetary Authority has now granted general permission, where equity securities of a Bermuda company are and remain listed on an appointed stock exchange, for the issue and subsequent transfer of any securities of the company from and/or to a non-resident of Bermuda for so long as any equity securities of the company remain so listed.

        The Bermuda Monetary Authority has also granted consent for the issue and transfer of up to 20% of the shares of our Class A common stock in issue from time to time to persons resident in Bermuda for exchange control purposes without the need to obtain prior approval.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding the recording of any such special capacity we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

        We will take no notice of any trust applicable to any of our shares whether or not we had notice of such trust.

 LEGAL MATTERS

        The validity of the securities will be passed upon for us by Conyers, Dill & Pearman, London, United Kingdom. In connection with the preparation of this prospectus, Conyers Dill & Pearman has relied upon the information provided to it by the Company, and has not made any systematic effort to verify the information contained herein.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$174,000,000

Central European Media Enterprises Ltd.

Class A Common Stock

Prospectus Supplement

J.P. Morgan

Erste Group

May      , 2013